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                                                                   EXHIBIT 10.31

                              EMPLOYMENT AGREEMENT


               THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 11th day of May, 1999, between INTERVISUAL BOOKS, INC., a California corporation (the "Company"), and Steven Ades (the "Executive").

               In consideration of the promises and covenants set forth below, the parties hereto agree as follows:

                1. Employment.

                   The Company hereby agrees to employ Executive, and Executive hereby agrees to accept such employment with the Company, on the terms and conditions set forth herein.

                2. Term.

                   The employment of Executive by the Company as provided in this Agreement will commence on May 11, 1999 (the "Start Date"), and end on May 11, 2002, unless sooner terminated as hereinafter provided. The Company and Executive shall attempt to negotiate in good faith between May 1, 2001, and October 30, 2001 the terms of employment of Executive by the Company for a period following the expiration of this Agreement.

                3. Position and Duties.

                   Executive shall serve as President of the Company's Video and New Media Division, or such other position or positions as may be agreed upon by Executive and the Board of Directors. Executive shall at all times perform his duties and obligations faithfully and diligently and shall devote all his business time and best efforts exclusively to the business of the Company. Executive shall at all times industriously perform his duties under the supervision of and report to the Board of Directors, the Chairman of the Board and the Chief Executive Officer of the Company and shall accept and comply with all directions from and all policies established from time to time by the Chairman of the Board, Board of Directors and Chief Executive Officer of the Company. Executive's primary duties shall include but are not limited to, the responsibility for the overall operations of the Video and New Media Division including Internet Marketing and maintaining business relationships with the studios. Executive's primary duties shall also include the development of new business in Video and the Internet or other such reasonable duties (considering the Executive's position)as may be assigned by the CEO or Chairman.



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                   Executive shall promote the trade and business of the Company to the best of his ability and shall not willingly do anything to the prejudice of the Company's trade or business. Executive shall not at any time intentionally make any untrue statement regarding the Company and shall not after the termination of employment by the Company represent himself as being employed or connected with the Company. Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, entity or organization, whether for compensation or otherwise, without the prior written consent of the Company's Board of Directors. Executive shall adhere to all of the Company's policies and procedures applicable to Company's employees generally.

                4. Place of Performance.

                   In connection with Executive's employment by the Company and except for required travel on Company business, Executive shall be based at the principal executive offices of the Company or such other place or places as the interests, needs, business and opportunities of the Company require or deem advisable but in any case no further than 20 miles from the company's current location.

                5. Compensation and Related Matters.

                   (a) Salary. During the term of Executive's employment hereunder, the Company shall pay to Executive a salary of $275,000.

                   (b) Payment. Such salary shall be paid in equal semi-monthly installments (or such shorter intervals as the Company may elect) and shall accrue from day to day. Such salary shall be subject to any withholding or taxes the Company is required by law to make or pay.

                   (c) Vacations. During the term of Executive's employment hereunder, Executive shall be entitled to four weeks of vacation in each calendar year, and to compensation with respect to earned but unused vacation days determined in accordance with the Company's vacation policy. Executive's vacation shall be scheduled by mutual agreement between the Executive and the Company's Chairman of the Board and Chief Executive Officer.

                   (d) Other Bonus or Compensation Benefits. During the term of Executive's employment hereunder, Executive shall be entitled to participate in any merit bonus or stock option programs that from time to time are approved by the Board of Directors on a level equal with other Senior Executives of the company.

                   (e) Air Travel. Except for commuter flights, all air travel on company business shall be business class or if no business is available class first class provided that other Executives at the same level or above are flying similar classes of service.



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                   (f) Expenses. During the term of Executive's employment
hereunder, Executive shall be entitled to receive reimbursement expenses (incurred by Executive in performing Executive's services hereunder) for all reasonable out-of-pocket travel (excluding ordinary commuting expenses) and other expenses including the cost to setup and maintain a home office not to exceed an initial amount of $3,000 for equipment and an annual payment during the term of this agreement of $1,400. Executive also shall be entitled to receive a monthly amount not to exceed $175, provided that:

                   i) Each such expenditure is of a nature qualifying it as a proper business expenditure of the Company and is approved by the Company; and

                   ii) Executive furnishes to the Company adequate records and other documentary evidence required by the Company for the substantiation of such expenditures as proper business expenditures of the Company, and Executive otherwise complies with general Company policies with respect to expense reimbursement.

                   (g) Stock Options. Executive acknowledges that, as additional compensation for Executive's employment hereunder, Executive will be granted nonstatutory stock options to acquire 140,000 of the shares of Company's common stock pursuant to the Stock Option Agreement attached hereto as Exhibit A. The terms of such stock options shall be governed by the provisions of the Stock Option Agreements (including Executive's right to exercise such options upon termination.)

                   (h) Medical Insurance. During the term of Executive's employment hereunder, Executive will be entitled to participate in any medical insurance plans from time to time generally applicable to full-time employees of the Company.

                   (i) 401(k). During the term of Executive's employment hereunder, Executive will be entitled to participate in the Company's 401(k) plan, or other similar plans established by the Company, generally applicable to full-time employees of the Company.

                   (j) Automobile Allowance. During Executive's employment hereunder, the Company shall: Pay Executive an automobile allowance and reimburse Executive, at standard rates and in accordance with the Company's policies, for repair and maintenance expenses (including gasoline, insurance and oil) regarding such automobile incurred by Executive in performance of his responsibilities hereunder, in an amount equal to Executive's monthly automobile lease payment and related auto expenses, but not to exceed a sum equal to the average monthly amount paid to the Executive by Fast Forward Marketing, Inc. for 1998.on or



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about the last day of each month, provided that Executive maintains all necessary records as required by the Company and the Internal Revenue Service; and Executive furnishes to the Company adequate records and other documentary evidence required for the substantiation of such payments as proper business expenses of the Company and not as deductible compensation to Executive; and Executive acknowledges that the personal use portion of such automobile allowance will be accounted for by the Company as income paid to Executive, based on the records maintained by Executive and standard IRS tables. Executive shall conform to the Company's policies regarding the use of such automobile.

                6. Termination.

                   (a) Cause. The Company may at any time upon written notice to Executive terminate this Agreement and Executive's employment hereunder for Cause pursuant to the provisions of this Section 6(a). Executive shall be given written notice by the Board of Directors of its intention to terminate Executive for Cause, which notice shall state the acts or omissions that constitute grounds on which the proposed termination for Cause is based. In the Board of Director's reasonable business judgment, the Board may permit Executive an opportunity to address the Board or a committee of one or more directors regarding the grounds on which the proposed termination for Cause is based. In every case, the judgment of an arbitrator (as defined and selected as per section 11 herein), shall be conclusive as to whether Cause for termination exists.

                   For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment hereunder upon:

               (i) The breach by Executive of any material provision or covenant of this Agreement, and if such breach is susceptible to cure by Executive, the failure to effect such cure within twenty (20) days after written notice of such breach is given to the Executive; or

               (ii) The willful failure or neglect of Executive to perform Executive's duties hereunder or the gross negligence of Executive in the performance of such duties, and if such failure or gross negligence is susceptible to cure by Executive, the failure to effect such cure by Executive within twenty (20) days after written notice of such failure or gross negligence is given to Executive; or

               (iii) Except as permitted hereunder, Executive's unexplained and regular absences from the Company; and if such is susceptible to cure by Executive, the failure to effect such cure by Executive within twenty (20) days after written notice of such absences negligence is given to Executive; or

               (iv) Executive's use of alcohol or illegal drugs, which use interferes with the performance of Executive's duties hereunder; or



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               (v) Executive's conviction of a crime or for theft, embezzlement, fraud, misappropriation of funds or any other alleged act of dishonesty by Executive or Executive's conviction for any other felony or other crime involving moral turpitude; or

               (vi) Executive's violation of any law or ethical rule relating to Executive's employment by the Company, including, but not limited to a violation by Executive of Executive's fiduciary duty of loyalty to the Company which Executive owes to the Company as an officer and/or director.

                   For purposes of this Agreement, an action shall be considered "willful" if it is done intentionally, purposely or knowingly.

                   (b) Death. This Agreement and Executive's employment hereunder shall terminate automatically upon Executive's death.

                   (c) Incapacity. If Executive becomes incapacitated during Executive's employment hereunder, this Agreement and Executive's employment hereunder shall terminate on the date of determination by the Board of Directors of the Company of such incapacity. As used herein, "incapacity" shall mean any physical or mental illness or disability, or both, which renders Executive incapable of performing substantially all of his managerial and executive services hereunder for 120 days or more in the aggregate during any calendar year, and which at any time after such 120 days the Company's Board of Directors shall determine continues to render Executive incapable of performing substantially all of his managerial and executive services hereunder. In every case, any determination by an arbitrator (as defined and selected as per section 11 herein) , shall be conclusive and binding upon Executive.

                   (d) Without Cause. The Company shall be entitled to terminate this Agreement and Executive's employment hereunder at any time without Cause.

                   (e) Notice of Termination. Any termination of Executive's employment by the Company or by Executive (other than termination pursuant to subsection 6(b) above) shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" means a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth the circumstances which provide a basis for termination of Executive's employment under the provisions so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall not be more than 30 days after the giving of such notice).



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                   (f) Date of Termination. "Date of Termination" shall mean the date of death, the date of receipt of the Notice of Termination or the date specified therein, as the case may be.

                   (g) Arbitration Rights. Nothing contained in this Section 6 shall contravene the Company and Executive's right and obligation to arbitrate disputes as provided for in Section 11 of this Agreement.

                7. Obligations of the Company Upon Termination.

                   (a) Termination for Cause. If this Agreement is terminated pursuant to Section 6(a), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only
(i) the portion of Executive's salary as set forth in Section 5(a) which has been earned up to the Date of Termination, (ii) compensation for any accrued and unused vacation up to the Date of Termination, and (iii) reimbursement, subject to the requirements set forth in Section 5(c), for business expenses incurred up to the Date of Termination (collectively, the "Minimum Payments").

                   (b) Termination for Death or Disability. If this Agreement is terminated pursuant to Sections 6(b) or 6(c), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only the Minimum Payments.

                   (c) Termination Without Cause. If this Agreement is terminated by the Company pursuant to Section 6(d), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only (i) the Minimum Payments, and (ii) an amount equal to the unpaid portion as of the Date of Termination of the remaining payments due under the initial term of this Agreement. (ii) above shall be paid monthly at the monthly rate in effect as of the Date Termination until paid in full.

                   (d) Exclusivity of Payments. Upon termination of Executive's employment hereunder, Executive shall not be entitled to any severance payments or severance benefits from the Company or any payments by the Company on account of any claim for wrongful termination, including but not limited to claims under any federal, state or local human and civil rights or labor laws, other than the payments provided in this Section 7, except for any benefits which may be due to Executive in the normal course under any employee benefit plan of the Company which provides for benefits after termination of employment. Executive agrees that any right to receive payments hereunder upon termina-



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tion of employment will cease if Executive breaches any provision of Sections 8 or 9 below.

                8. Proprietary Information.

                   (a) Definition. Executive hereby acknowledges that Executive possesses and may make use of, acquire, create, develop or add to certain confidential and/or proprietary information regarding the Company and its business (whether in existence prior to, as of or after the date hereof, collectively, "Proprietary Information"), which Proprietary Information shall include, without limitation, all of the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): trade secrets, inventions, processes, formulae, programs, technical data, "know-how," procedures, manuals, confidential reports and communications, marketing methods, product sales or cost information, new product ideas or improvements, new packaging ideas or improvements, research and development programs, identities or lists of suppliers, vendors or customers, financial information and financial projections of the Company of any nature whatsoever, or any other confidential or proprietary information relating to the Company and/or its business. The term "Proprietary Information" does not include any information that (i) at the time of disclosure is generally available to and known by the public (other than as a result of its disclosure by Executive),
(ii) was available to Executive prior to disclosure by the Company, provided that the person who was the source of such information was not known by Executive to be subject to an obligation of confidentiality to the Company, or
(iii) becomes available to Executive on a non-confidential basis from a person other than the Company or its representatives, provided that the source of such information was not known by Executive to be subject to an obligation of confidentiality to the Company.

                   (b) Nondisclosure. During the term of this Agreement and thereafter, Executive will not, without the prior express written consent of the Board of Directors, disclose or make any use of any Proprietary Information except as may be required in the course of the performance of Executive's services under this Agreement.

                   (c) Ownership. Executive acknowledges and agrees that all right, title and interest in and to any Proprietary Information shall be and shall remain the exclusive property of the Company. Without limiting the foregoing, Executive shall assign to the Company any and all right, title or interest which Executive may have in all Proprietary Information made, developed or conceived of in whole or in part by Executive during his employment hereunder.



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                   (d) Agreement Not to Solicit Customers. To protect the
Proprietary Information and trade secrets of the Company, Executive agrees, during the term of this Agreement and for a period of one year after termination of this Agreement, not to, directly or indirectly, either on Executive's own behalf or on behalf of any other person or entity, attempt to intentionally persuade any customer of the Company to cease to do business or to reduce the amount of business which any customer of the Company has customarily done or contemplates doing with the Company. Executive agrees that the covenants contained in this paragraph are reasonable and desirable.

                   (e) Agreement Not to Solicit Employees. To protect the Proprietary Information and trade secrets of the Company, Executive agrees, during the term of this Agreement and for a period of one year after termination of this Agreement, not to, directly or indirectly, either on Executive's own behalf or on behalf of any other person or entity, solicit or employ any person who is an employee of the Company. Executive agrees that the covenants contained in this paragraph are reasonable and desirable.

                   (f) Proprietary Information Agreement. By execution of this Agreement, Executive agrees and acknowledges that he shall be bound by all of the terms of the Company's Proprietary Information Agreement attached hereto as Exhibit B. Executive has reviewed such Proprietary Information Agreement and agrees that any breach by Executive of any term or covenant contained therein shall constitute a breach by Executive of this Agreement.

                9. Protection of Property.

                   All records, files, manuals, documents, specifications, lists of customers, banks, forms, materials, supplies, computer programs and other materials furnished to the Executive by the Company, used on its behalf or generated or obtained during the course of the performance of the Executive's services hereunder, shall be and remain the property of the Company. Executive shall be a holder thereof for the sole use and benefit of the Company, and shall safely keep and preserve such property, except as consumed in the normal business operations of the Company. Executive acknowledges that this property is not readily accessible to the Company's competitors. Upon termination of Executive's employment with the Company for any reason, Executive shall immediately deliver to the Company, or its authorized representative, all such property, including all copies, remaining in Executive's possession or control.



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                10. Specific Performance.

                   In the event of the breach by Executive of any of the provisions of Sections 8 or 9, the Company, in addition and supplementary to all other rights and remedies existing in its favor and notwithstanding the provisions of Section 11 hereof, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof.

                11. Arbitration.

                   The parties hereto acknowledge that it is in their best interests to facilitate the informal resolution of any disputes arising out of this Agreement or otherwise by mutual cooperation and without resorting to litigation. As a result, if any party has a dispute arising hereunder or otherwise, including but not limited to any claim for breach of any contract or covenant (express or implied), tort claims, claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, handicap or disability), claims for compensation or benefits (except where a benefit plan or pension plan or insurance policy specifies a different claims procedure) and claims for violation of any federal, state or other governmental law, statute, regulation or ordinance (except for claims involving workers' compensation benefits), and the parties are unable to reach agreement among themselves, then a settlement conference must be held within thirty (30) days upon receipt of a notice by the complaining party describing in detail the complaint and setting forth a proposed solution to the complaint. The settlement conference will be held in any Los Angeles office of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"). The complaining party must contact JAMS to schedule the conference and the parties must agree on a retired judge from the JAMS panel. If the parties are unable to agree upon such a retired judge, JAMS shall provide a list of three available judges and each party may strike one judge. The remaining judge will serve as the mediator at the settlement conference.

                   If the dispute is not settled by the above-described format, the parties agree to submit the dispute to JAMS for binding arbitration. A three-judge panel will be selected to arbitrate the dispute. JAMS will provide the names of five potential arbitrators, giving each party the opportunity to strike one name. The remaining three arbitrators will serve as the arbitration panel. The parties agree that the arbitration must be initiated within six months after the claimed breach occurred and that failure to initiate arbitration within the six-month period constitutes an absolute bar from the institution of any new proceedings. Arbitration may be initiated by the aggrieved party by sending written notice of an intent to arbitrate by



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registered certified mail to all parties and to JAMS. The notice must contain a description of the dispute, the amount involved and the remedies sought. If and when a demand for arbitration is made by either party, the parties agree to execute a Submission Agreement provided by JAMS, setting forth the rights of the parties if the case is arbitrated and rules and procedures to be followed at the arbitration hearing.

                   Nothing contained in this Section 11 shall prevent the Company from seeking and obtaining equitable relief in a court to enforce any of its rights under Sections 8 or 9 hereof.

                12. Additional Covenants of the Company.


                   (a) The Company shall nominate Executive to its Board of Directors at the first meeting of the Board of Directors after the Start Date.

                13. Additional Covenants, Representations and Warranties of Executive.

                   (a) Executive hereby represents and warrants that the execution, delivery and performance of this Agreement by Executive does not (i) breach, or result in a default under, any agreement to which Executive is a party or by which Executive is bound, (ii) breach or otherwise violate any order, writ, judgment or decree binding upon Executive, or (iii) violate any applicable law or regulation.

                   (b) Upon Executive's cessation of employment with the Company for any reason whatsoever, Executive shall thereupon be deemed to have resigned from the Board of Directors of the Company, every parent or subsidiary of the Company on which he is then serving as a director, and any other company on which Executive is then serving as a director at the request of the Company, in each case effective as of the date of cessation of employment.

                14. Representation by Counsel.

                   Executive acknowledges that he has been represented by legal counsel in connection with this Agreement and has consulted with such legal counsel. The Company shall reimburse Executive for all reasonable attorneys' fees and expenses actually incurred by Executive, but not to exceed $2,500, in connection with the negotiation and preparation of this Agreement.



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                15. Reimbursement of Expenses.

                   Executive shall promptly furnish to the Company adequate records and other documentary evidence as requested by the Company to substantiate any costs or expenses for which reimbursement is sought hereunder.

                16. Successors.

                   This Agreement is personal to the Executive and is not assignable by the Executive otherwise than by will or the laws of descent and distribution without the prior written consent of the Company's Board of Directors. This Agreement shall inure the benefit of and be enforceable by Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                17. Notice.

                   For purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

                If to Executive:     Executive's address as on file with the
                                     Company

                If to Company:       Intervisual Books, Inc.
                                     2716 Ocean Park Blvd., #2020
                                     Santa Monica, California 90405
                                     Attention: Chairman of the Board

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt thereof.

                18. Entire Agreement.

                   This Agreement, together with the documents referenced herein, contains the entire agreement of the parties hereto with respect to the subject matter hereof. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, written, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.



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                19. Amendment; Waiver; Governing Law.

                   No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and by such officer of the Company as may be specifically designated by the Company's Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to conflict of law principles.

                20. Validity.

                   The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                21. Counterparts.

                   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

                22. Attorneys' Fees.

                   In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party its costs and expenses (including reasonable attorneys' fees) incurred in arbitrating or otherwise resolving such dispute.

                23. Withholding of Taxes; Tax Reporting.

                   The Company may withhold from any amounts payable under this Agreement all such Federal, state, city and other taxes, and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amounts payable under this Agreement, as may, in its reasonable judgment, be required by law.



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        IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.


                                            INTERVISUAL BOOKS, INC.



                                            By: /s/ WALDO H. HUNT
                                               ---------------------------------
                                            Name:   Waldo H. Hunt
                                            Title:  Chairman of the Board



                                            EXECUTIVE:



                                                /s/ Steven Ades
                                            ------------------------------------
                                            Steven Ades



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